Exhibit 4.43

LEASE AGREEMENT

This lease (the “Lease”) is made as of March 7, 2023, 2:41 PM EST (the “Effective Date”) by and between BRIXMOR HOLDINGS 12 SPE, LLC, a Delaware limited liability company (“Landlord”), and KAMADA PLASMA, LLC, a Delaware limited liability company (“Tenant”).

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Landlord and Tenant agree as follows:

1.	Basic Lease Provisions. Wherever used in this Lease, the following terms shall have the meanings indicated, and where appropriate, constitute definitions of the same.

(a)	Shopping Center: Northshore West located at 1122-1258 Uvalde, Houston, Texas 77015 (Building Unit: #303301).

(b)	Premises: Unit #01 consisting of approximately 12,000 square feet. To the best of Landlord’s knowledge, without investigation, the Premises address is 13311 East Freeway, Houston, Texas 77015, and is subject to Tenant’s independent verification. The Premises and the Shopping Center are shown approximately on Exhibit “A” attached hereto. Tenant understands that it must verify specific address requirements of any governmental licensing or permitting authority and confirm that the Premises’ unit and street address are correct and meet said governmental authority’s requirements, prior to applying for any license or permits.

(c)	Landlord’s Notice Address: Brixmor Holdings 12 SPE, LLC, ℅ Brixmor Property Group, 450 Lexington Avenue, Floor 13, New York, NY 10017, Attention: General Counsel; with a copy to Brixmor Property Group, 1525 Faraday Avenue, Suite 350, Carlsbad, CA 92008, Attention: VP, Legal Services.

(d)	Tenant’s Notice Address: Kamada Plasma, LLC, 221 River St, 9th Floor, Hoboken, NJ 07030, Attention: Jonathan Ward; Telephone: 512-450-8929; With a copy by email to: jonathanw@kamadaplasma.com.

(e)	Trade Name: Tenant shall operate under the trade name “Kamada Plasma”; and not change it without Landlord’s consent such consent not to be unreasonably withheld, conditioned or delayed.

(f)	Guarantor: KAMADA, INC., a Delaware corporation.

(g)	Permitted Use: Subject to the Shopping Center Exclusives and Restrictions attached hereto as Exhibit E, Tenant shall use and occupy the Premises solely for the purpose of a blood plasma donation center for the screening and registration of donors and the collection and storage of blood plasma, including all incidental, related, and necessary elements and functions of other recognized blood plasma collection disciplines which may be necessary or desirable, including the sale of blood plasma, and for no other use, business, or purpose. The parties acknowledge and agree that the Shopping Center’s other occupants are commercial in nature and therefore, it is imperative that their business operations are not disrupted due to Tenant’s operations within the Premises. Therefore, Tenant shall provide a sufficient waiting area within the Premises for its donors so as to discourage any loitering outside of the Premises by Tenant’s donors. In the event Landlord notifies Tenant in writing of Tenant’s donors loitering in front of the premises of other occupants of the Shopping Center more than six (6) times during any twelve (12) month period, upon Tenant’s receipt of the sixth (6th) such notice, Tenant, at Tenant’s sole cost and expense, shall employ a security officer for a period of six (6) months to patrol the Common Facilities located adjacent to the Premises during Tenant’s hours of operation within the Premises. At the expiration of the six (6) months, Tenant’s obligation to employ a security officer shall terminate, subject to Landlord’s right to provide notices of donors loitering and again require employment of a security officer pursuant hereto (after Tenant’s failure to remedy the loitering after receiving a 6th such notice in a twelve (12) month period).

(h)	Term: The Term shall commence on the date Landlord makes the Premises available to Tenant (the “Possession Date”), which Possession Date is estimated to be approximately 90 days from the Effective Date of this Lease and terminate on the last day of the month in which the 10th anniversary of the Rent Commencement Date occurs. As used in this Lease, “Term” means the initial term of this Lease together with any option periods, extensions, or renewals thereof; and the “Expiration Date” shall that mean the last day of the Term.

(i)	Rent Commencement Date: The earlier to occur of: (i) the 120th day from and including the date Tenant receives its Permits to construct the Premises as set forth in Section 15(a); or (ii) the date the Premises are opened for business; provided, however, the Rent Commencement Date shall not occur until the Landlord’s Work is completed and accepted by Tenant in Tenant’s reasonable discretion within 7 days after the receipt of notice that the Landlord’s Work is completed.

(j)	Minimum Rent: The Minimum Rent during the Term shall be payable by Tenant to Landlord in monthly installments beginning on the Rent Commencement Date and on the first day of each calendar month thereafter, in advance, as follows:

INITIAL TERM

From Month	To Month	Psf	Monthly Minimum Rent	Annual Minimum Rent
1	60	[*****]	[*****]	[*****]
61	120	[*****]	[*****]	[*****]

FIRST OPTION TERM

From Month	To Month	Psf	Monthly Minimum Rent	Annual Minimum Rent
1	60	[*****]	[*****]	[*****]

SECOND OPTION TERM

From Month	To Month	Psf	Monthly Minimum Rent	Annual Minimum Rent
1	60	[*****]	[*****]	[*****]

Month 1 shall mean the period from the Rent Commencement Date through the last day of the first full calendar month immediately following the Rent Commencement Date.

(k)	Percentage Rent: None.

(l)	Additional Rent:

(1)	Initial Monthly Operating Expense Payment: [*****] per month ([*****] per square foot).

(2)	Initial Monthly Tax Payment: [*****] per month ([*****] per square foot).

(3)	Initial Monthly Insurance Payment: [*****] per month ([*****] per square foot).

(4)	Initial Monthly Security Payment: [*****] per month ([*****] per square foot).

(m)	Security Deposit: [*****].

(n)	Rent Deposit: Subject to collection, Landlord acknowledges receipt of a rent deposit of [*****]. The Rent Deposit will be credited to the first full month’s installment of Rent (as defined in Section 4).

(o)	Tenant’s Percentage: A fraction, the numerator of which is the square footage of the Premises and the denominator of which is the square footage of the constructed leasable area of the Shopping Center (whether leased, vacant, or occupied), which is deemed to be 132,218 square feet, for a Tenant’s Percentage equal to 11.02%. All measurements of the Premises and other space in the Shopping Center shall be made from the outside of the exterior walls and from the center of interior walls. Tenant’s Percentage may be adjusted from time to time as the square footage of the Premises or the Shopping Center changes; provided, however, in no event shall any remeasurement or adjustment occur during the Initial Term.

(p)	Broker: Tenant represents and warrants that, except for CBRE, there are no claims for brokerage commissions or finders’ fees in connection with this Lease. Tenant shall indemnify Landlord against and hold it harmless from all liabilities arising from any such claim by any broker or finder. Landlord represents and warrants that, except for CBRE, there are no claims for brokerage commissions or finders’ fees in connection with this Lease. Landlord shall indemnify Tenant against and hold it harmless from all liabilities arising from any such claim by any broker or finder. Landlord shall compensate CBRE directly per the terms of a separate written agreement.

2.	Delivery and Premises Condition. Landlord leases to Tenant and Tenant rents from Landlord the Premises for the Term excepting and reserving to Landlord the roof, any space above the finished ceiling and below the finished floor of the Premises, the exterior walls, and the land upon which the Premises is located. Subject to the terms of this Lease, Landlord’s grant includes the non-exclusive license to use the Common Areas (as defined in Section 19). Tenant shall take possession of the Premises on the Possession Date. Except for Landlord’s Work set forth on Exhibit “B” attached and incorporated hereto, Tenant accepts the Premises in their “AS-IS” / “WHERE-IS” condition without any representation or warranty from Landlord as to the fitness thereof for Tenant’s use and occupancy, except as follows: Landlord shall deliver the Premises, inclusive of the Landlord Work, and all HVAC, shall be in good working order and condition.

3.	Minimum Rent. Tenant shall pay to Landlord the Minimum Rent, without prior demand or invoice and without any offset or deduction except as set forth in this Lease, on or before the first day of each month during the Term, in advance, at the address designated by Landlord in writing. Tenant’s obligation to pay Minimum Rent shall commence on the Rent Commencement Date. Starting with the first day of the month after Landlord has sent Tenant the set-up instructions to Tenant’s email address set forth in Section 1(d), Tenant shall make all Rent payments via the online payment portal. Minimum Rent shall be prorated for any partial month at the beginning or end of the Term.

4.	Additional Rent and Rent. In addition to Minimum Rent, all other payments to be made by Tenant to Landlord under this Lease shall be additional rent (“Additional Rent”), whether or not designated as such. Landlord shall have the same remedies for the failure to pay Additional Rent as Landlord has for a non-payment of Minimum Rent. Tenant’s obligation to pay Additional Rent shall commence on the Rent Commencement Date and (unless otherwise stated in this Lease), Additional Rent shall be due and payable within 30 days after written demand therefor. Additional Rent shall be prorated for any partial month at the beginning or end of the Term. “Rent” means Minimum Rent, Percentage Rent (if any), and Additional Rent, individually or in the aggregate. Tenant’s covenant to pay Rent is an independent covenant of Tenant and the payment thereof shall not be subject to any withholding, offset, or deduction of any kind except as set forth in this Lease. Landlord may apply any Rent payment towards any debt or obligation of Tenant without regard to Tenant’s instructions. No endorsement or statement made on any check or any communication accompanying such payment shall constitute an accord and satisfaction; and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other available remedy.

5.	Re-occurring Additional Rent Payments.

(a)	Operating Expense Payment. The Operating Expense Payment initially shall be the amount set forth in Section 1(l)(1) and shall increase by three percent on the 12th month anniversary of the Rent Commencement Date and each 12 month anniversary thereafter.

(b)	Real Estate Taxes. “Taxes” (a/k/a “Real Estate Taxes”) means all real estate taxes, fees, betterments and assessments (including special assessments), payments in lieu of taxes and assessments, and both ad valorem and non-ad valorem taxes, however the same may be designated, levied, assessed, or imposed at any time by any governmental authority upon or against the Premises, land, and/or buildings of the Shopping Center; and any fees, assessments, or charges imposed by governmental authorities. Any tax upon the land and/or buildings of the Shopping Center or other tax levied or imposed by any taxing authority in lieu of the present method of real estate taxation shall be deemed to be Taxes. Tenant shall pay to Landlord, in equal monthly installments on the first day of each calendar month during the Term, Tenant’s Share of Taxes. “Tenant’s Share of Taxes” means Taxes multiplied by Tenant’s Percentage. In addition, Tenant shall pay the full amount or allocable amount of any other tax or assessment chargeable directly or indirectly to, or calculated by reference to, the Premises or Tenant’s use of the Premises. If the taxing authority changes the prevailing method of taxation, such new method still shall constitute “Taxes” for purposes hereof. Taxes shall not include any penalties or interest for late or partial payment nor any income, franchise, margin, inheritance, estate, transfer, excise, gift or capital gain taxes, that are or may be payable by Landlord or that may be imposed against Landlord or against the rents payable hereunder. Landlord may contest any and all Taxes, including prosecuting any applicable tax certiorari proceeding; and Taxes shall include the reasonable costs of such contest, including all legal fees, tax consultants, appraisal fees, mediation fees, and court costs.

(c)	Insurance Payment. Tenant shall pay to Landlord, in equal monthly installments on the first day of each calendar month during the Term, Tenant’s Share of Insurance Costs. “Tenant’s Share of Insurance Costs” shall mean the costs and expenses of every kind and nature paid or incurred by Landlord to procure and maintain commercially reasonable insurance for the Shopping Center (collectively, the “Insurance Costs”) multiplied by Tenant’s Percentage. The Initial Monthly Tax Payment shall be the amount set forth in Section 1(l)(3).

(d)	Security Cost Payment. Tenant shall pay to Landlord, in equal monthly installments on the first day of each calendar month during the Term, Tenant’s Share of Security Costs. “Tenant’s Share of Security Costs” shall mean the costs and expenses of every kind and nature paid or incurred by Landlord to provide security services to the Common Areas (collectively, the “Security Costs”) multiplied by Tenant’s Percentage. The Initial Monthly Tax Payment shall be the amount set forth in Section 1(l)(4).

6.	Reconciliation Statements. The Operating Expense Payment is an agreed-upon contribution towards the Shopping Center’s operating expenses and, except for Taxes, Insurance Costs, and Security Costs, there will be no reconciliation of the Shopping Center’s actual operating expenses. Within a reasonable time after the end of each fiscal year, Landlord shall furnish to Tenant a written statement or statements showing: (i) the total amount of Taxes, Insurance Costs, and Security Costs paid or incurred by Landlord during such period; (ii) Tenant’s Share of such cost (i.e., Tenant’s Percentage multiplied by said costs); and (iii) the credit or balance due. Tenant shall pay any balance due to Landlord within 30 days after receipt of such statement; and Landlord shall credit any overpayment to Tenant’s account against the next installment(s) of Tenant’s Share of such cost. At the end of each fiscal year, Landlord may adjust Tenant’s monthly payment to equal one-twelfth of Tenant’s Share of Taxes, Insurance Costs, and Security Costs as estimated by Landlord in accordance with this Lease for the forthcoming year. Until the issuance of the reconciliation statement referenced herein, Tenant shall pay the initial amounts set forth in Section 1(l) on account of Tenant’s Share of Taxes, Insurance Costs, and Security Costs. Near or at the end of the Term, Landlord will render a final (or estimated final) statement to Tenant for all Rent accruing through the Expiration Date (“Final Reconciliation Statement”); provided, however, in no event may Landlord increase the amounts owed by Tenant for Taxes, Insurance Costs and/or Security Costs for any period prior to the final year of the Term. Tenant shall pay any balance due on the Final Reconciliation Statement by the 30th day from receipt thereof; and Landlord shall refund any balance owed within 30 days after sending the Final Reconciliation Statement.

7.	Taxes on Rentals, Personal Property Taxes, and Taxes on Leasehold. If the Shopping Center is located in a jurisdiction that presently or in the future imposes a sales tax or other tax on Rent, Tenant shall pay the tax assessed by such taxing authority, simultaneously with each payment of Rent, when due to Landlord. Tenant shall be responsible for, and shall pay before delinquency, all taxes assessed against any leasehold interest or improvements, alterations, fixtures, and/or personal property of any kind owned by or placed in, upon or about the Premises by Tenant, whether such taxes are assessed against Landlord or Tenant.

8.	Late Fee, Interest, and Returned Check Fee. If Tenant does not make any Rent payment by the [*****] business day from and including its due date (a “late payment”), then a late fee of [*****] for each dollar overdue shall become immediately due to Landlord (the “Late Fee”). In addition, all late payments shall bear interest at rate of nine percent per annum. If any check from Tenant is not honored by Tenant’s bank, then Tenant shall pay an administrative charge of [*****] per dishonored check. The parties stipulate that the Late Fee, interest payment, and check-dishonored fee constitute a fair and reasonable estimate of the damages incurred by Landlord, which actual damages are impractical to ascertain.

9.	Security Deposit.

(a)	Subject to collection, Tenant has deposited with Landlord the Security Deposit set forth in Section 1(m). Landlord shall hold the Security Deposit, without liability for interest, as security for performance by Tenant of all of Tenant’s obligations under this Lease. Landlord may apply the Security Deposit (or any part thereof) for: (i) any unpaid and past due Rent; (ii) any sum expended by Landlord on Tenant’s behalf due to a default under this Lease; (iii) any expenses/damages incurred by Landlord by reason of Tenant’s default and/or breach; and/or (iv) any final balance owing to Landlord pursuant to the Final Reconciliation Statement (See, Section 6). Should Landlord apply all or any portion of the Security Deposit, Tenant shall remit to Landlord an amount sufficient to restore the Security Deposit to its original balance within [*****] days of demand therefor by Landlord. Provided Tenant shall not default under this Lease beyond applicable notice and cure periods, then Landlord shall return the Security Deposit (or any remaining balance thereof) to Tenant, within [*****] days after the later to occur of: the Expiration Date; the date upon which Tenant has surrendered the Premises in the condition required by this Lease; or the issuance of the Final Reconciliation Statement. Landlord’s return of the Security Deposit to the then-holder of Tenant’s interest under this Lease (according to Landlord’s books and records) shall relieve Landlord from all further obligation and liability to Tenant with regard thereto. In the event of a transfer of Landlord’s interest in the Premises, Landlord shall transfer the Security Deposit to said transferee and upon such transferee’s assumption of this Lease including the Security Deposit, Landlord shall be relieved from all further obligation and liability to Tenant for the Security Deposit.

(b)	Notwithstanding anything to the contrary in this Section 9(a), provided that Tenant is not then in default in the performance of any term, covenant, condition or agreement provided for in this Lease beyond applicable notice and cure periods, commencing on the first anniversary of the Rent Commencement Date, Landlord agrees to apply [*****] and [*****] Dollars [*****] of the Security Deposit, at a rate of [*****] and [*****] Dollars [*****] per year on each anniversary of the Rent Commencement Date toward Rent, until depleted. For the avoidance of doubt, the remaining [*****] Dollars and [*****] shall be returned to Tenant in accordance with the provisions of Section 9(a) of this Lease.

10.	Tenant’s Covenant to Open and Operate. Tenant shall open for business under the Trade Name within [*****] days of the Rent Commencement Date and thereafter be fully fixtured, stocked, and staffed during the Shopping Center’s hours of operation. If Tenant fails to open within the time specified herein and thereafter operate, then, in addition to Landlord’s rights and remedies under Section 29, Minimum Rent shall increase by [*****] for the period commencing on the [*****] day after the Rent Commencement Date and ending on the day Tenant opens/reopens for business, which Tenant stipulates is a fair and reasonable estimate of Landlord’s damages given the impact on the Shopping Center. Tenant shall use only such space in the Premises for office, clerical or other non-selling purposes as is reasonably required. Tenant shall display, sell, and advertise only first-quality merchandise; and store/stock only such goods as Tenant intends to sell from the Premises. Tenant shall not conduct any sales or promotions other than in the ordinary course of the Tenant’s regular business operations, including any auction, fire, bankruptcy, store closing, “lost our lease,” or going out of business sale. Tenant shall not solicit any business nor distribute any advertising matter in the parking lot or other Common Areas. Tenant shall abide by the Shopping Center rules and regulations promulgated by Landlord. Landlord’s consent to Tenant’s Permitted Use shall not constitute a representation or warranty by Landlord that such use is lawful or permitted. Tenant shall not perform any acts or carry on any practice that (i) would violate the rights of any other tenants in the Shopping Center, including any exclusive, restriction, or restrictive covenant affecting the Shopping Center, (ii) cause, or may cause, any noise, music, or odors to emanate from the Premises, (iii) cause damage to the Shopping Center, or (iv) be a nuisance, disturbance, or menace to Landlord, the other tenants, or the public.

Notwithstanding anything contained herein to the contrary, if Tenant ceases operating a business at the Premises for [*****] consecutive days or more during the Term, subject to Permitted Closures, and if such cessation continues for more than [*****] days after Landlord’s written notice thereof to Tenant, then at any time thereafter for so long as such cessation continues, Landlord shall have the right to terminate the Lease by written notice given to Tenant. The termination notice shall state the date of termination and the Lease shall terminate on such date as if that was the originally fixed expiration date of the Term. If Landlord has given Tenant a Construction Allowance and/or paid a commission to a Broker, then Tenant shall pay Landlord the unamortized amount(s) calculated on a straight-line basis over the Lease Term as of the termination date pursuant to this provision.

11.	Competing Operations. Tenant (either directly or through an affiliate, subsidiary or related person or entity) shall not open another store for a competing business within a radius of two miles from the outside boundary of the Shopping Center measured in a straight line without reference to road mileage.

12.	Sales Reporting. Intentionally deleted.

13.	Utilities. Tenant shall apply for and pay for all utilities used at the Premises together with all connection fees, tap fees, taxes and/or other charges levied thereon. If any utility is measured by a master meter, then Tenant shall pay Landlord for Tenant’s utility consumption within 30 days of receipt of Landlord’s invoice. Tenant shall submit to Landlord such data with respect to Tenant’s consumption of electricity, gas and water in the Premises (if electricity, gas and water are separately metered) within 30 days after the end of each calendar quarter during the Term after written request by Landlord. Landlord may designate the electrical service provider for the Shopping Center; and Tenant shall contract for electrical service for the Premises either with the Landlord or, at Landlord’s option, directly with Landlord’s designated service provider. In addition, Landlord may, subject to applicable law, install systems and equipment in the Shopping Center that will generate alternative or renewable energy and/or recycled water and/or obtain the same from third party vendors for consumption in the Shopping Center, including the Premises. Landlord may install equipment (including sub-meters) and other appurtenances in and around the Shopping Center and the Premises to cause alternative/ renewable energy and/or recycled water to be furnished to the Shopping Center. If Landlord designates or changes a service provider, Tenant shall cooperate with Landlord or Landlord’s service provider, including, providing access (at reasonable times and upon reasonable notice) to the electric lines, feeders, risers, wiring, and related equipment within the Premises. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission, and/or distribution services. In such event, Tenant shall purchase and pay for the same either directly to the supplier or, at Landlord’s option, as Additional Rent. Landlord may charge Tenant for the cost of electric service to the Premises as a single charge or divided into and billed in a variety of categories such as distribution charges, transmission charges, generation charges, public good charges, or other similar categories. Landlord may aggregate the electrical service for the Premises and other premises within the Shopping Center, purchase electricity for the Shopping Center, including the Premises, through a broker and/or buyers group, and change the providers and manner of purchasing electricity from time to time. Landlord may discontinue supplying such utility service(s) upon prior notice to Tenant sufficient for Tenant to obtain replacement service. Landlord shall be entitled to receive a commercially reasonable utility management fee (if permitted by law) for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for the generation of electricity to the Shopping Center. In addition, if Landlord bills Tenant directly for the cost of electrical service to the Premises, the cost of electrical service may include (if permitted by law) a [*****] administrative fee to reimburse Landlord for the cost of reading meters, preparing invoices, and related costs. If not installed, but separate metering is available for any utility, Landlord may install such separate meter at Tenant’s expense, which expense, plus an administrative fee of [*****] shall be amortized over 12 months and paid as Additional Rent but in no event shall Landlord install a separate meter within the last 12 months of the Term. Except to the extent of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for any loss, damage, or expense that Tenant may sustain or incur because of any interruption, failure, interference, change, or defect in the supply or character of utilities furnished to the Premises.

14.	Trash Removal. Tenant shall pay directly to the service provider for the cost of trash collection and disposal from the Premises and related recycling services. Tenant shall use the trash hauling service designated by Landlord for the Shopping Center.

15.	Tenant’s Work.

(a)	Tenant shall complete all work to prepare the Premises for Tenant’s use and occupancy, at Tenant’s sole cost, in accordance with the plans and specifications approved by Landlord (“Tenant’s Work”), which shall specifically include, but not be limited to, slab work and the installation of a sprinkler system with the riser room located within the Premises, rooftop mechanical equipment for Tenant’s freezer, rooftop HVAC system and rooftop satellite dishes, if any, subject to the Satellite Dish or Antenna requirements in Paragraph 52 below. Tenant shall have access to the rooftop of the Premises without being charged a rooftop access fee by Landlord. Tenant shall equip the Premises with all furniture, fixtures, and equipment necessary for the operation of Tenant’s business. Within 20 days from and including the Effective Date, Tenant shall submit to Landlord for approval, complete construction plans and specifications, prepared by licensed architects and engineers previously approved in writing by Landlord, describing Tenant’s Work in CAD file format. Tenant shall not commence any construction in the Premises until Landlord has approved Tenant’s plans such approval not to be unreasonably withheld, conditioned or delayed. Within five business days from and including the date Landlord approves Tenant’s plans, Tenant shall use commercially reasonable efforts to apply for all permits, approvals, and licenses necessary for Tenant to perform Tenant’s Work and operate Tenant’s Permitted Use in the Premises (the “Permits”). Tenant thereafter shall pursue approval of the Permits with all continuity, diligence, and dispatch. Tenant shall provide Landlord with copies of all permit applications and other government filings contemporaneous with submitting the same to the applicable governmental authority. Landlord shall provide full reasonable cooperation to Tenant with applicable authorities in connection with obtaining and renewing any permits, and any reporting requirements for the operation of Tenant’s business. If the Permits are not issued by the 150th day from and including the Effective Date of this Lease, then Landlord may, upon notice to Tenant, elect either to (i) terminate this Lease at any time thereafter; or (ii) pursue any such open permit on Tenant’s behalf at Tenant’s cost for a period of sixty (60) days; and Tenant shall cooperate with Landlord in such efforts; provided, however, in the event Landlord is unable to obtain the Permits during such 60 day period, Tenant may terminate this Lease, after expiration of the 60 day period. Once the Permits are available to be picked-up, Tenant promptly shall pick-up such Permits, retain a contractor, commence and complete Tenant’s Work, obtain a certificate of occupancy, and open for business. Upon receipt of Tenant’s permits, Tenant shall retain a contractor, commence and complete Tenant’s Work, obtain a certificate of occupancy, and open for business as set forth in this Lease. For Construction Allowance, See, Rider Section 47.

(b)	The following shall apply whenever Tenant is performing work in/at the Premises, including Tenant’s Work: Tenant shall not perform any other work in or outside the Premises during the Term without Landlord’s consent such consent not to be unreasonably withheld, conditioned or delayed. All work shall be performed in a good and workmanlike manner and in compliance with applicable laws, building codes, and safety standards/regulations. Tenant shall pursue completion of such work with all continuity, diligence, and dispatch. Landlord shall have the right to enter the Premises at reasonable times to inspect Tenant’s work. Landlord’s approval of any plans and consent to perform the work described therein shall not constitute an agreement that such plans or work conform to applicable legal requirements. Tenant shall not install any equipment that will exceed the capacity of any utility. Tenant may retain only licensed and insured contractors approved by Landlord who shall comply with Landlord’s Contractor’s Rules and Regulations; provided however, Tenant’s critical vendors are attached hereto as Exhibit D and are hereby approved by Landlord. Within 60 days of completing Tenant’s Work, Tenant shall send Landlord a (1) copy of Tenant’s certificate of occupancy (temporary, if applicable) and (2) set of as-built drawings of the Premises in CAD file format. Tenant promptly shall procure the cancellation or discharge of all notices of violation arising from Tenant’s work. Tenant promptly shall pay all contractors and materialmen for Tenant’s work; and procure, at Tenant’s expense, the satisfaction or discharge of record of all liens and encumbrances within 30 days after Tenant’s receipt of notice of the filing thereof. In the event Tenant fails to respond to Landlord within 5 business days, Landlord may, at its option, bond, or pay-off the lien or claim amount without inquiring into the validity thereof; and Tenant shall reimburse Landlord for Landlord’s expenses incurred to discharge said lien (including reasonable attorney’s fees) and an administrative charge of [*****]. Landlord may post at the Premises notices of non-responsibility, or such other notices that under applicable law will preclude the filing of a mechanic’s lien. Tenant will indemnify Landlord and save Landlord harmless from and against all claims, actions, suits at law or equity, judgments, expenses, damages, costs, liabilities, fines, and debts in connection, arising from or in any way related to: any injury, loss, or damage arising from any of Tenant’s work, including any labor strife (including legal fees and/or private security expenses) and any mechanic’s and other liens and encumbrances filed in connection with Tenant’s work (including Landlord’s reasonable legal fees).

(c)	With respect to Tenant’s Work and any future work performed by Tenant during the Term, Tenant shall comply with the rules and regulations of the Texas Architectural Barriers Department of the Texas Department of License and Regulation (“TDLR”) regarding compliance with the Americans With Disabilities Act of 1990, as amended and modified. Tenant’s obligations hereunder shall extend to the Premises and any work in the Common Areas triggered by such Tenant work. In the event that the cost to perform such Tenant work exceeds [*****], then within thirty (30) days of completing of such Tenant’s work, Tenant shall obtain an inspection report of the Premises and the Common Areas within the immediate vicinity thereof from a certified accessibility specialist to confirm Tenant’s compliance herewith (the “TDLR Report”). Tenant shall use the Shopping Center’s designated certified accessibility specialist [*****] (the “Center CAS”) to conduct the TDLR inspection. In the event that Tenant does not use Center CAS, Tenant shall be liable for all costs and expenses to render the Premises, Common Areas, and any other parts of the Shopping Center in compliance with TDLR Report, including the costs incurred to obtain a TDLR compliance certificate. Tenant shall provide Landlord with a copy of the TDLR Report promptly upon Tenant’s receipt. Within sixty (60) days from the date of the TDLR Report, Tenant will correct any non-compliance issues identified in the TDLR Report in the Premises in the manner required by the TDLR Report. Landlord will correct any non-compliance issues in the Common Area identified in the TDLR Report in the manner required by the TDLR Report and Tenant shall reimburse Landlord for the reasonable out-of-pocket costs incurred in connection therewith plus a [*****] construction management fee.

(d)	Notwithstanding the foregoing, Tenant shall have the right to make, without Landlord’s consent, non-structural Alterations to the Premises which do not exceed in cost [*****] in the aggregate during each Lease Year or alterations that are of a cosmetic nature such as painting, wallpapering and carpeting, or involves redecorating the interior of the Premises; is not visible from outside the Premises; will not affect the systems or structure of the Premises, including work to be performed inside the walls or above the ceiling of the Premises. In addition, in the event the FDA, MHRA, or any other regulatory or governmental agency requires any alterations to the interior of the Premises for the continued operations of Tenant’s business, then Tenant shall be permitted to make such alterations to the interior of the Premises with prior notice to, but without consent of, Landlord.

16.	Signage. Before opening, Tenant shall purchase an identification sign and install it above the Premises entrance. Prior to installing any sign, Tenant shall submit a proposed signage rendering (in a form suitable for applying for any required permits and approvals) showing, at a minimum, the placement of such signage on a picture of the actual storefront with the proposed dimensions thereof and the proposed method of installation (“Sign Package”) for Landlord’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed. All signs, awnings, and canopies shall comply with all applicable laws and codes (without the need for a variance); and the Landlord’s sign criteria. Except for Tenant’s storefront sign, Tenant shall not install or maintain any other sign, awning, or canopy in or outside the Premises or in the Shopping Center. Landlord acknowledges that Tenant shall be permitted to have a double-sided sign panel on two (2) of the Shopping Center pylon signs pursuant to the signage criteria attached hereto on Exhibit C and in the locations depicted on Exhibit C attached hereto, pursuant to a separate agreement between Landlord and Tenant.

17.	Repairs. Landlord, at its sole cost and expense, shall keep the foundations, concrete slab, parking areas, and structural portions of the outer walls of the Premises and the Common Areas in good repair and condition, including replacement when necessary. Landlord, subject to reimbursement as an Operating Expense Payment, shall keep the roof and roof membrane of the Premises, parking areas and, the Common Areas in good repair and condition, including replacement when necessary. Except as set forth above, Landlord shall not be required to make any other repairs of any kind upon the Premises. Tenant shall, at Tenant’s cost and expense, make all other repairs and replacements to the Premises including the fixtures, equipment (including the heating, ventilation and air conditioning equipment and system exclusively serving the Premises (“HVAC”)), and utility lines (e.g., electrical, gas, plumbing, and sewage facilities/lines) exclusively serving the Premises up to the point of connection to the main line(s), as well as cages for utility boxes. In addition, Tenant shall keep the Premises in a clean, sanitary, and attractive condition. Tenant shall keep in effect an HVAC maintenance agreement, with a contractor approved by Landlord provided however the vendors listed on Exhibit D attached hereto are hereby approved by Landlord, which agreement shall require, at a minimum, quarterly visits during the Term followed by a written HVAC condition report with a copy sent to Landlord. If after notice, Tenant fails to make any repair or replacement as required by this Lease, Landlord may, in addition to any other rights it may have under this Lease, make such repairs or replacement on Tenant’s behalf at Tenant’s cost. In such event, Tenant shall reimburse Landlord for Landlord’s actual out of pocket costs within 30 days after demand therefor plus a [*****] administrative fee.

18.	Access. Landlord may enter the Premises at reasonable times and upon reasonable prior written notice to make repairs, perform regular maintenance, make inspections, and, during the last 6 months of the Term, show the same to prospective tenants, purchasers, and other parties. If the Premises contain means of access to the roof, basement, or electrical/riser room, Landlord may enter the Premises at reasonable times and upon reasonable written notice to gain access thereto. In the case of an emergency, Landlord may enter the Premises without notice to Tenant and without Tenant being present. Landlord shall be liable for all loss, damage, or injury to persons or property and shall indemnify and hold Tenant harmless from all claims, losses, costs, expenses and liability, including reasonable attorney’s fees resulting from Landlord’s entry except to the extent caused by the grossly negligent or intentional act of Tenant or its contractors, agents, employees or licensees. Landlord and its representatives shall use commercially reasonable efforts to avoid interfering in Tenant’s ongoing business operations during any such entry. Tenant shall have the right to have a representative accompany Landlord during any such entry.

19.	Common Areas. “Common Areas” mean all areas of the Shopping Center made available by Landlord for the common use of Landlord, tenants, and any other persons having rights thereto (by easement or grant) and their respective customers and invitees, including the improvements, equipment, parking areas, and facilities located thereon or used in connection with the operation thereof. All Common Areas shall be subject to the exclusive control and management of Landlord. Landlord may change the Common Areas, add to the Common Areas, and/or subtract from the Common Areas, including changing, reconfiguring, or relocating the various entrances, curb cuts, access/services roads, and/or parking areas so long as access to the Premises is not materially or adversely impeded. Landlord may dedicate portions of the Common Areas for commercial uses and tenant/customer amenities, including permitting the temporary use of portions thereof and the installation of signs, storage units, cart corals, ATMs, cell towers, billboards, electric vehicle charging stations, and similar hardware/equipment. Tenant shall not solicit any business nor distribute any advertising matter in the parking lot or other Common Areas.

20.	Compliance With Laws. This Lease and the rights and obligations of the parties hereunder shall be governed by the laws of the state in which the Shopping Center is located (the “State”). From and after the Possession Date, Tenant, at its own cost and expense, shall comply with all laws, including all orders and regulations now or hereafter in effect, including the Americans with Disabilities Act (the “ADA”). Tenant represents that neither Tenant, nor the principals, officers, partners, and/or members of Tenant: (i) are identified on any U.S. Government or other government list of prohibited or restricted parties, including, the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury, or (ii) are owned or controlled by or acting on behalf of a party on any such list.

21.	Environmental Compliance. Landlord and Tenant each shall comply with all applicable federal, state, and local laws, rules, orders, regulations, statutes, ordinances, codes, use permits, judgment, or decrees relating to or imposing liability or standards of conduct concerning environmental conditions and/or hazardous materials (“Environmental Law”). “Hazardous Materials” mean (i) any hazardous, toxic or dangerous waste, substance or material defined under any Environmental Law as now or at any time hereafter in effect; (ii) any other waste, substance or material that exhibits any of the characteristics enumerated in 40 C.F.R. §§ 261.20 through 261.24, inclusive, and those extremely hazardous substances listed under Section 302 of SARA that are present in threshold planning or reportable quantities as defined under SARA and toxic or hazardous chemical substances that are present in quantities that exceed exposure standards as those terms are defined under Section 6 and 8 of OSHA and 29 C.F.R. Part 1910; (iii) any asbestos or asbestos containing substances whether or not the same are defined as hazardous, toxic, dangerous waste, a dangerous substance or dangerous material in any Environmental Law; (iv) “Red Label” flammable materials; (v) petroleum based products (vi) all laboratory waste and by-products; and (vii) all bio-hazardous materials. Tenant shall not generate, manufacture, refine, transport, treat, store, handle, or dispose of any Hazardous Materials in or around the Shopping Center. Tenant immediately shall notify Landlord of any environmental concerns, liabilities, or conditions of which Tenant is, or becomes, aware, including any release or suspected release of any Hazardous Materials from the Premises. Tenant shall not file any documents or take any other action under this Section without Landlord’s prior written approval. Landlord may file such documents or take such action instead of or on behalf of Tenant (but at Tenant’s sole cost and expense), and Tenant shall cooperate with Landlord in so doing. Tenant shall (i) provide Landlord with copies of any documents filed by Tenant pursuant to any Environmental Law; (ii) permit Landlord to be present at any inspections and/or meetings with government environmental officials; and (iii) provide Landlord with an inventory of materials and substances dealt with by Tenant at the Premises, as well as such additional information for government filings or determinations as to whether there has been compliance with an Environmental Law. Landlord shall have the right to enter the Premises at reasonable times and upon reasonable notice to inspect the Premises or to conduct tests to discover the facts of any suspected or potential environmental condition or violation. Tenant shall defend, indemnify and hold Landlord harmless against any claims, actions, fines, penalties, liability, loss, damages, cost or expense, including consultants’ and attorneys’ fees and costs (whether or not legal action has been instituted), incurred by reason of (i) the presence of Hazardous Materials at, under or about the Premises (except for Hazardous Materials present at the Premises on the Possession Date or introduced by any other party including Landlord), or (ii) any failure by Tenant to comply with the terms hereof or with any Environmental Law, now or hereafter in effect. Tenant’s obligations contained in this Section shall survive the expiration or earlier termination of this Lease, including any post-Term monitoring and remediation. Without limiting the generality of the foregoing, Landlord acknowledges that the following Hazardous Materials, among others, are required for Tenant’s business operations: Accel TB, Alcohol Gel Moisturizing Hand Sanitizer, Alcohol Prep Pad, Anticoagulant Sodium Citrate (Baxter), Anticoagulant Sodium Citrate (Haemonetics), Chloraprep, Chlorine Bleach, CRC Ultra-Lite Spray, Epipen, Fingernail Dye (RI-10), Glycerin, Green Z, HemataCHEK, Instant Ice Pack, IO-Gone, Isopropyl Alcohol 70%, Isopropyl Alcohol 90%, Opti-Cide-3, Povidone Iodine Swabsticks, Purell Hand Sanitizer, Propylene Glycol, Refractrol Low, Refractrol Normal, Sani-Cloth Plus Germicidal Disposable Cloth, Vacuette Z No Additive 3ml, and Vacuette Z Serum Sep Gel. To the best of Landlord’s knowledge, Landlord has not received any written notice from any governmental or private entity relating to Hazardous Materials on the Premises. Landlord hereby covenants and agrees that if any Hazardous Materials above any legal limits and subject to Environmental Law, are discovered at the Premises attributable to the period prior to the Possession Date or which has been caused by anything other than by Tenant’s acts or omissions, Landlord shall, upon written notice from Tenant, remediate such Hazardous Materials as required by Environmental Law. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all environmental damages arising from the presence of hazardous materials upon, about or beneath the Premises or arising in any manner whatsoever out of the violation of any environmental requirements pertaining to the Premises and any activities thereon, which conditions exist or existed prior to or on the Possession Date. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

22.	Assignment and Subletting.

(a)	Tenant may, without Landlord’s consent, assign this Lease to any person, corporation, partnership or other entity which acquires all or substantially all of the business or assets of Tenant or stock in Tenant; any person, corporation, partnership or other entity which controls, is controlled by or is under common control with Tenant; or any affiliate (within the meaning of such term as set forth in Rule 501 of Regulation D under the Federal Securities Act of 1933) of Tenant, provided: (i) Tenant is not in default (beyond an applicable notice and cure period) of this Lease; (ii) such assignee or surviving entity shall have a Tangible Net Worth (as defined in Section 22(g) equal to or greater than the Tangible Net Worth of Tenant as of the Effective Date; (iii) Landlord receives an executed copy of such assignment within 15 days following its effective date; (iv) the assignee assumes all of Tenant’s covenants and obligations of this Lease; (v) such assignment shall not relieve Tenant of or from its obligations under this Lease; and (vi) the Guarantor, if any, shall reaffirm the Guarantor’s continuing obligations under any Guaranty then in force. Notwithstanding the foregoing, if the assignee has had no Events of Default for a period of two years after the assignment date (“Two Years Post Assignment Date”), then the Guarantor shall be released from its obligations so long as the assignee has a net worth at least equal to or greater than the net worth of Guarantor as of Two Years Post Assignment Date.

(b)	Any other assignment or sublease only may be made with Landlord’s written consent, which consent without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant seeks to assign this Lease or sublet the Premises, then Landlord shall have a period of 60 days following Tenant’s request to: (i) grant such consent; (ii) deny such request; or (iii) recapture the Premises. If Landlord elects to recapture the Premises, and Tenant does not rescind its request to assign or sublease within 10 business days, then this Lease will terminate on the effective date of the proposed assignment or sublease as if said date had originally been set forth as the Expiration Date. Landlord’s failure to respond to Tenant’s request within the time-specified herein shall constitute Landlord’s denial of Tenant’s request.

(c)	Tenant’s request to assign or sublet shall be in writing, sent in the manner required by Section 32, and include the following: (i) the full particulars of the proposed transaction, including its nature, effective date, terms, and conditions; (ii) a description of the identity, Tangible Net Worth, and previous business experience of the proposed assignee/subtenant, including complete audited financial statements prepared by a reputable accountant for the prior year and unaudited for the current year to date; (iii) a copy of the proposed assignee’s / subtenant’s federal income tax return for the past three years; and (iv) a non-refundable fee of [*****] payable to Landlord on account of the Transaction Fee required below. Tenant shall provide Landlord with such further information and documentation as Landlord may deem relevant to its review of Tenant’s request.

(d)	Any assignment shall be on Landlord’s form subject to commercially reasonable revisions. If Tenant requires the use of any other form, Tenant shall reimburse Landlord for Landlord’s out-of-pocket expenses incurred in connection therewith, including reasonable attorney’s fees; and may collect, in advance, a [*****] retainer to be applied towards Landlord’s legal fees and costs.

(e)	Each assignee or transferee shall assume all of the terms, conditions, and covenants of this Lease to be performed by Tenant hereunder; and any assignment shall contain such assumption, except Tenant acknowledges that any option to renew the term of this Lease is personal to said original named Tenant herein and is not assignable during the first five years of the Term. Tenant shall at all times remain jointly and severally liable with such assignee for the full and timely performance of all of the terms, covenants, and conditions contained in this Lease. In any right of action that may accrue to Landlord, Landlord may proceed against Tenant without having commenced any action or obtained a judgment against any subsequent assignee or transferee. Tenant shall not be released by, or as a result of, any subsequent assignment or transfer of this Lease. No amendment, modification, extension, or renewal of this Lease shall release Tenant from its obligations under this Lease.

(f)	In the case of a sublease, in addition to other terms and conditions as set forth herein, Tenant and Tenant’s subtenant shall agree that: the sublease and subtenant’s interest and rights are subject and subordinate to this Lease; in the event of any conflict between this Lease and the sublease, this Lease shall control; Tenant shall remain primarily liable for all of Tenant’s obligations under this Lease; and Landlord’s consent shall not create any contractual relationship or other state of privity between Landlord and the subtenant. For the convenience of the parties, the subtenant may pay the Rent and perform Tenant’s other obligations under this Lease on Tenant’s behalf; and Landlord may accept such payment and performance without prejudice to Landlord’s rights hereunder. Tenant shall receive from its subtenant the current market rent for the subleased premises and if the rent payable under the sublease exceeds the Rent under this Lease, then Tenant shall pay to Landlord such excess amount upon receipt of payment by Tenant (but after deduction of Tenant’s reasonable transaction costs and expenses related to such sublease, including but not limited to, brokerage fees and subtenant inducement payments). For the purposes hereof, the term “rent” shall mean all minimum rent, additional rent, and other payments and/or consideration payable by the subtenant to Tenant however defined or paid (e.g., in installments or in a lump sum payment) less Tenant’s expenses obtaining the subtenant.

(g)	As used herein, “assignment” means an assignment, transfer, or other conveyance of this Lease, Tenant’s interest in this Lease, and/or a controlling interest in Tenant except that the public offering of stock in Tenant through a nationally recognized stock exchange shall not constitute an assignment of this Lease requiring Landlord’s consent. Tenant may not mortgage, encumber, collaterally assign, or otherwise transfer this Lease as security or collateral; and such transactions shall not be deemed “assignments” governed by this Article. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”). Any subsequent assignment or sublease shall be subject to the terms of this Article. Any transfer made in violation of this Article shall be void and confer no rights upon any purported transferee, assignee, mortgagee, or occupant. Landlord’s acceptance of Rent from any person other than Tenant shall not be construed as Landlord’s consent to any such purported transfer nor estop Landlord from pursuing Landlord’s rights and remedies under this Lease. Tenant shall retain any net profits paid in connection with an assignment to an assignee of the asset of Tenant’s business.

23.	Tenant’s Insurance. To the full extent permitted by law, Tenant shall indemnify and defend Landlord and save it harmless from and against any suits, actions, damages, claims, judgments, costs, liabilities, and expenses in connection with loss of life, bodily injury, property damage or any other loss or damage arising from, any occurrence in, upon, at, or from the Premises, resulting from Tenant’s use and occupancy of the Premises, or occasioned by any negligent act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees or concessionaires, including use of the Common Areas. Tenant’s indemnification obligations shall not be limited by the provisions of any workers’ compensation act, similar statute, or by any action of Tenant’s insurance carrier, and shall survive the expiration or earlier termination of this Lease. Tenant shall maintain, at Tenant’s sole cost and expense: “Special Form” insurance coverage (or its then equivalent successor) that shall include fire and extended coverage insurance covering 100% of the cost of replacement of all furniture, fixtures, any added non-structural components of the walls and storefronts provided by Tenant, equipment, inventory, and Tenant improvements in or serving the Premises in the event of a loss; commercial general liability insurance with a deductible of no more than [*****], including contractual liability coverage, covering bodily injury and property damage liability and, unless insured under a business automobile policy, automobile ownership, non-ownership and hired car liability, in the broadest and most comprehensive forms generally available with “General Aggregate Amount and Per Occurrence Limits” of liability as follows: Minimum Liability Coverage of [*****] per occurrence and [*****] in the aggregate. Tenant may satisfy the foregoing coverage requirements in a single policy or a combination of a primary policy with coverage of at least [*****] per occurrence and [*****] in the aggregate plus an excess liability policy (a/k/a an umbrella policy) with coverage of at least [*****]; and workers compensation with coverage of the greater of [*****] or such amount required by the State. Tenant’s general liability insurance shall be written on an occurrence basis. Tenant’s property coverage shall include earth movement and flood coverage if the Shopping Center is located in a jurisdiction where Landlord’s insurance includes such flood and/or earthquake coverages. Tenant shall insure: (i) all outside plate glass in the Premises and (ii) all boilers and HVAC equipment exclusively serving the Premises in the amount of [*****]. Landlord makes no representation to Tenant that the minimum amount of insurance required to be carried by Tenant under this Lease is adequate to protect Tenant’s interest. All companies providing Tenant’s insurance shall have a minimum A.M. Best rating of A-X and be authorized to transact business in the State. Tenant’s insurance shall name Landlord and its successors and/or assigns (and as Landlord directs, its ground lessors, lenders, affiliates, and managers) as additional insured(s) under Tenant’s general liability insurance policy providing the above-coverage. On or before the Possession Date and thereafter within 10 days of the annual renewal date thereof, Tenant shall provide Landlord with certificates of insurance evidencing Tenant’s insurance. Tenant also shall provide Landlord with copies of such policies upon Landlord’s request.

24.	Landlord’s Indemnity and Insurance. Subject to any provision of this Lease that expressly limits Landlord’s liability and except for any matter arising from any accident, injury, or damage resulting from, or claimed to have resulted from, any grossly negligent/willful act or omission of Tenant, (provided the same is proved in a court of competent jurisdiction) or for any other matter that is Tenant’s obligation or responsibility as set forth in this Lease. Landlord shall indemnify and hold Tenant harmless from and against all damages, losses or causes of action against Tenant to the extent arising from: (i) an injury to person or property in the Common Area, excluding the sidewalk in front of the Premises; and (ii) any grossly negligent/willful act or omission of Landlord, provided the same is proved in a court of competent jurisdiction. Landlord shall maintain during the Term: (i) commercial general liability insurance in an amount not less than [*****] (including contractual liability coverage) covering bodily injury and property damage liability; and, unless insured under a business automobile policy, automobile ownership, non-ownership and hired car liability; (ii) workers compensation insurance in such statutory amounts as required by the State; and (iii) property insurance on a “special peril” broad form coverage basis insuring the Shopping Center and the improvements located thereon (except for Tenant’s fixtures and personal property) against loss or damage by fire and such other risks as Landlord may elect, in the amount that Landlord deems sufficient to replace or reconstruct the buildings and improvements without deduction for physical depreciation (including resulting loss of rental income), and with such commercially reasonable deductible amounts. Landlord’s property coverage shall include earthquake and flood coverage if the Shopping Center is located in a jurisdiction where Landlord’s insurance includes such flood and/or earthquake coverages and where Landlord’s insurance providers recommend including such coverage. Landlord’s insurance also may include such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as Landlord deems appropriate, including Pollution Liability Insurance. Landlord’s insurance may be provided under a so-called “blanket” policy covering other shopping centers owned by Landlord or Landlord’s affiliate.

25.	Waiver of Subrogation and Risk of Loss. Landlord and Tenant hereby release each other and anyone claiming through or under the other by way of subrogation from any and all liability for any bodily injury or loss of or damage to property, whether or not caused by the negligence or fault of the other party. In addition, Landlord and Tenant shall cause each insurance policy carried by them to provide that the insurer waives all rights of recovery by way of subrogation against the other party hereto in connection with any loss or damage covered by the policy. Tenant shall store its property at Tenant’s own risk and releases Landlord, to the full extent permitted by law, from all property damage claims except to the extent of Landlord’s gross negligence or willful misconduct. Landlord shall not be responsible or liable to Tenant for any loss or damage to Tenant’s property arising from any cause except to the extent of Landlord’s gross negligence or willful misconduct.

26.	Damage and Destruction. If the Premises is partially damaged and/or destroyed by any casualty covered under Landlord’s insurance policy, Landlord shall, upon receipt of the insurance proceeds and the requisite permits/approvals, repair/restore the Premises to substantially the same condition as the Premises were in on the Possession Date. Landlord shall not be required to expend more than the proceeds of its insurance in repairing/restoring the Premises so long as Landlord carried the insurance required per Section 24.

If (i) the Premises suffers a Major Casualty (as defined below), or (ii) the Premises is damaged/destroyed as a result of a risk not covered by Landlord’s insurance (so long as Landlord carried the insurance required by this Lease), or (iii) applicable laws, codes, or ordinances prohibit the repair/restoration of the Premises to substantially the same condition as existed immediately before the casualty event, or (iv) 50% or more of the buildings of the Shopping Center within a 500’ radius of the Premises, including the building containing the Premises, suffers a Major Casualty (regardless of whether or not the Premises is damaged/destroyed), or (v) 50% or more of the gross leasable area of the Shopping Center suffers a Major Casualty (regardless of whether or not the Premises is damaged/destroyed), or (vi) Landlord determines, in Landlord’s sole judgment, that the repair/restoration of the Shopping Center to substantially the same condition as existed immediately before the casualty event would not be economically viable, then, in any one of such events described in (i) through (vi) above, Landlord may elect either to repair/restore the Premises as provided for in Section 15.1 or terminate this Lease by notice of termination given to Tenant within 60 days after such casualty event. Tenant’s liability for Rent upon the termination of this Lease shall cease upon later of (y) the day of casualty event or (z) the date upon which Tenant involuntarily ceased to do business at the Premises. As used herein “Major Casualty” means damage and/or destruction that Landlord reasonably estimates will take at least six months to repair and/or replace (exclusive of any permitting period).

Furthermore, in the event Landlord elects to repair/restore the Premises following such casualty, then, Landlord shall promptly furnish to Tenant an estimate of the time necessary to perform such work as required hereunder. If such estimated period for completion of the repair and restoration of the Premises exceeds 270 days from the date of the casualty, Tenant may, within 30 days after Tenant’s receipt of the estimate, terminate this Lease by written notice to Landlord. If Tenant does not so terminate, this Lease (subject to the provisions set forth herein), shall remain in effect unless the actual restoration time differs from the estimate in which case, Tenant may terminate this Lease after such 270 day period, but prior to Landlord’s actual restoration completion.

Unless caused by Tenant’s gross negligence or willful misconduct, if the Premises shall be damaged by a casualty, then Tenant shall have a proportionate abatement of Minimum Rent as to that portion of the Premises rendered untenantable retroactive to such casualty date provided, however, if the Premises is unusable due to such partial casualty, there shall be a total abatement of Minimum Rent and Additional Rent. If Landlord elects to repair the damage insured under Landlord’s policies, then any such rent abatement shall end upon the earlier to occur of (i) the 10th day from and including the date Landlord substantially completes such repair/restoration work, or (ii) the date Tenant re-opens the Premises for business; provided, however, Tenant shall promptly shall complete all work necessary for Tenant to re-open and operate Tenant’s Permitted Use in the Premises. All insurance proceeds received by Tenant shall be held in trust by Tenant for the performance of Tenant’s work hereunder.

27.	Eminent Domain. If the Premises shall be taken by eminent domain, then the Term shall cease, and this Lease shall terminate on the date title vests in the taking authority. Tenant shall have no claim against Landlord for the value of any unexpired Term. If any part of the Premises or of the Shopping Center shall be taken by eminent domain, and if such partial taking shall render the Premises and/or the Shopping Center no longer suitable for commercial use as determined by Landlord in Landlord’s commercially reasonable judgment, then the Term shall cease and terminate as of the date title vests in the taking authority. If Landlord does not terminate this Lease, then Landlord shall restore the Premises to substantially the same condition as the Premises were in on the Possession Date less the portion taken; and this Lease shall continue in full force and effect. In connection with such restoration, Landlord shall not be required to expend more than the award proceeds reserved for such purpose. The Minimum Rent and Additional Rent shall be reduced in the proportion that the area of the Premises taken bears to the original Premises. Landlord shall receive the full amount of any award made in connection with any condemnation or taking. If a portion of the Premises is taken in amount affecting Tenant’s ability to use the Premises for the Permitted Use in Tenant’s reasonable discretion, Tenant may elect to terminate this Lease (effective on the date title vests in the taking authority). Tenant shall cooperate with Landlord in executing such waivers/releases as may be necessary for Landlord to recover the award. Tenant, however, may seek recovery directly from the condemning authority (and not from Landlord) for such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right under applicable law.

28.	Relocation. Intentionally deleted.

29.	Shopping Center Redevelopment. Intentionally deleted.

30.	Event of Default.

(a)	Any one of the following shall be an “Event of Default”: Tenant’s failure to pay any portion of the Rent within five days after Landlord has delivered to Tenant written notice of such default; Tenant’s failure to observe or perform any of the other terms, conditions, or covenants of this Lease and to commence and to cure the same within 30 days after Landlord has sent to Tenant written notice describing such default or such longer period as reasonably required so long as Tenant is diligently pursuing a cure; Tenant’s filing of a voluntary petition for relief under the Bankruptcy Code or any similar federal or state law now or hereafter enacted; the commencement of any of the following proceedings that is not dismissed within 60 days: (i) Tenant being judicially declared bankrupt or insolvent according to law; (ii) an assignment for the benefit of creditors; (iii) a receiver, guardian, conservator, trustee in bankruptcy or other similar officer being appointed to take charge of all or a substantial part of Tenant’s property by a court of competent jurisdiction; and/or (iv) an involuntary petition for relief being filed against Tenant pursuant to the Bankruptcy Code or any similar federal or state law now or hereafter enacted.

(b)	Upon an Event of Default, Landlord may, in addition to Landlord’s rights and remedies at law or in equity: declare this Lease terminated by giving Tenant a written notice to quit on not less than five days’ written notice; and/or without further demand, notice, or resort to legal process (except to the extent required by law), enter the Premises and repossess the same, expel Tenant and those claiming through or under Tenant, and remove, dispose of, or store (in a public warehouse or elsewhere at the cost and for the account of Tenant) Tenant’s personal property without liability for any loss or damage that may be occasioned thereby. Landlord may recover from Tenant all damages it may incur by reason of Tenant’s default, including repair and maintenance expenses incurred to avoid waste and the Rent as it becomes due for the remainder of the Term as if this Lease had not been terminated or the Premises re-possessed; and without regard to whether Landlord has re-let the Premises or not, except Tenant shall be entitled to a credit in the amount of rent received by Landlord in reletting, after deducting all of Landlord’s expenses incurred in reletting the Premises (including, brokerage fees, repair costs, the remodeling costs to place the Premises in condition acceptable to a new tenant), and in collecting the rent in connection therewith. If the rentals received from such reletting are insufficient to cover the total Rent due during that month, Tenant shall pay such deficiency to Landlord. Tenant shall not be entitled to any offset or credit for payments received by Landlord in excess of the amounts due from Tenant hereunder, either on a monthly or cumulative basis. Alternatively, Landlord may elect to recover from Tenant and Tenant shall pay to Landlord liquidated damages in a lump sum payment equal to the Rent reserved under this Lease for the balance of the Term (discounted to its then present value) over and above the total fair market rental value (discounted to its then present value) of the Premises for the balance of the Term taking into account Landlord’s reasonable projections of the time and cost to re-let the Premises. In calculating present value, the parties shall use a discount rate equal to two points above the Federal Reserve Bank’s discount rate.

(c)	To the maximum extent permitted by applicable laws, Landlord hereby waives any rights which Landlord may have, as to any of Tenant’s furniture, fixtures, equipment, personal property, tenant improvements and Alterations, in the nature of a Landlord’s lien, security interest or otherwise and further waives the right to enforce any such lien or security interest.

(d)	Landlord and Tenant each waive trial by jury in any action or proceeding brought by the other on any matter whatsoever arising out of or in any way connected with this Lease. Tenant agrees not to interpose any non-compulsory counterclaim of whatever nature or description in any action commenced by Landlord for non-payment of Rent; and submits to the jurisdiction of any court established to adjudicate such Landlord-Tenant matters on a summary process basis.

(e)	The prevailing party in any legal proceeding based on this Lease may recover reasonable attorneys’ fees, investigation costs, and other costs incurred in connection with such legal proceeding from the non-prevailing party in addition to any other relief to which such prevailing party is entitled. The term “prevailing party” shall mean that party which the court finds and/or declares is the prevailing party, whether or not that party obtains monetary, declaratory, injunctive, equitable or nominal relief. With respect to any monetary claim, no award of damages shall be necessary in order for a party to be found by the court to have prevailed. With respect to any non-monetary claim, no equitable relief shall be necessary in order for a party to be found by the court to have prevailed.

(f)	Any release of Tenant from Tenant’s liability under this Lease only may be made by a written agreement signed by an officer of Landlord authorized to give such release. Any acceptance of keys to the Premises by Landlord shall not constitute an acceptance of Tenant’s surrender. Landlord’s termination of this Lease or recovery of possession of the Premises shall not constitute an acceptance of any surrender and shall be without prejudice to any and all of Landlord’s rights and remedies under this Lease, at law or in equity, including, without limitation, the right to recover damages.

(g)	No receipt of monies by Landlord from or for the account of Tenant or from anyone in possession or occupancy of the Premises after the termination of this Lease or after the giving of any notice of termination shall reinstate, continue, or extend the Term or affect any notice given to Tenant prior to the receipt of such money; and Landlord’s acceptance of any payment or performance shall not be deemed a recognition of any tenancy, revive this Lease, or otherwise impair or prejudice Landlord’s right to recover the Premises. From and after the termination of this Lease as provided herein, the unilateral payment of Rent or performance by Tenant shall not create any tenancy, but rather, shall be, at Landlord’s discretion, deemed to be on account of Landlord’s damages or as use and occupancy payments during Tenant’s unlawful detainer of the Premises. Tenant authorizes the online payment portal service provider, vendor, and/or Bank used by Tenant for the payment of Rent to release to Landlord copies of Tenant’s checks and/or other Rent payment information. If Landlord designates a bank or other third-party institution to receive payments of Rent, said designation shall not constitute the appointment of agency to act on behalf of or for Landlord. If this Lease shall be guaranteed on behalf of Tenant, all of the foregoing provisions hereof shall be deemed to read “Tenant or the Guarantor hereof”. Nothing contained herein shall prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of this Lease. In the event of breach or anticipatory breach by Tenant of any provision of this Lease, Landlord shall have the right of injunction as if other remedies were not provided for herein.

(h)	If Landlord fails to perform its obligations under this Lease, Tenant shall deliver written notice to Landlord specifying the nature of Landlord’s failure to perform and, if Landlord fails to perform its obligations within 20 days or such longer time as may be necessary (provided Landlord is using reasonable efforts), after receipt of said notice and Tenant provides a second written notice to Landlord, which specifically references this Section of this Lease and notifies Landlord of Tenant’s intent to exercise self-help after the expiration of 10 days from Landlord’s receipt of the second notice, and Landlord still fails to perform its obligations within said 10 day period, then Tenant, as its sole and exclusive remedy, shall have the right to perform Landlord’s obligations under this Lease. In no event, however, shall Tenant have any self-help remedies with respect to the roof, including snow removal therefrom. If Tenant exercises its self-help remedy as provided herein, then Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses to perform Landlord’s obligations, within 30 days after receipt of Tenant’s written request, which request shall include receipted invoices and lien waivers from all suppliers and contractors. If Landlord fails to reimburse Tenant within the 30-day period, Tenant may deduct said reasonable expense from the next installments of Rent until Tenant is fully reimbursed. Tenant’s self-help rights are in lieu of any right to terminate this Lease that may be provided by law, which claim/right Tenant waives.

31.	Lease Priority. This Lease is or shall be subject and subordinate to all matters of record, including any mortgage, deed of trust, ground lease, or any other method of financing or refinancing now or hereafter placed against the Premises and/or the Shopping Center (or any portion thereof) by Landlord, and to any and all advances made or to be made thereunder and to the interest thereon and to all renewals, replacements, consolidations and extensions thereof. In confirmation of such subordination, Tenant shall execute any reasonable acknowledgment that Landlord may request. The holder of any mortgage or deed of trust may elect to have this Lease superior to its mortgage or deed of trust upon notice to Tenant. Landlord represents and warrants to Tenant that as of the date hereof the Shopping Center is unencumbered.

32.	Quiet Enjoyment. Upon paying Rent and performing all of Tenant’s other covenants and obligations under this Lease, Tenant shall peaceably and quietly enjoy the Premises without hindrance or interruption by Landlord subject to the terms of this Lease and to any mortgage, ground lease, or other agreements, covenants, and restrictions to which this Lease is subordinated.

33.	Notice. All notices required or permitted to be given under this Lease shall be deemed to have been given and received if: (i) sent through a nationally recognized overnight delivery service (e.g., FedEx) on the day after being picked-up by said carrier; or (ii) sent by United States Certified mail, postage prepaid, three days after being deposited in the mail. All notices shall be in writing and sent to the address set forth in Section 1. Notwithstanding the designation of a separate rent payment address, only notice sent to the notice address set forth in Section 1 shall be good and sufficient notice under this Lease. Any party, by proper notice to the other, may change such party’s address for the giving of notice under this Lease.

34.	Lease Interpretation. The term “includes” and “including” are not limiting. The term “person” includes any natural person and/or any organization or entity. The word “or” may be inclusive or exclusive depending upon the context of the provision. The word “Tenant” shall mean each and every person identified as a tenant herein; and if there shall be more than one tenant, the liability of each shall be individual, joint and several. All exhibits, riders, and/or addenda attached to this Lease are made a part hereof as if fully incorporated into the body of this Lease. Each party has had the opportunity to review and revise this Lease and retain legal counsel; and any applicable rule of construction that any ambiguities are resolved against the drafting party shall not be applicable in the interpretation of this Lease. The numbering and headings throughout this Lease are for reference only, and shall not be used to construe, interpret, or explain the provision. Whenever an example is given in this Lease, such example shall be construed to be by way of example only and not of limitation. The singular includes the plural. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual and/or an organization or entity. The necessary grammatical changes required to make the provisions apply in the plural or to be gender appropriate shall in all instances be assumed as if correctly expressed. Landlord’s and Tenant’s relationship is that of Landlord and Tenant; and not as partners or joint venturers. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition. The rights and covenants conveyed in this Lease shall not be deemed to be covenants running with the land.

35.	Force Majeure. Landlord’s and Tenant’s time to perform any obligation under this Lease shall be extended for the period of any unavoidable delay in the performance of any obligations hereunder when prevented from doing so by a cause or a condition beyond such party’s control, including, labor disputes, riots, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, terrorist action, sabotage, Government ordered business closure, stop work order (for reasons/causes other than such party’s failure to comply with applicable law/legal requirements), or other regulation, fire or other casualty, inability to obtain any necessary material, services or financing, or through acts of God. Notwithstanding the foregoing, no cause or event shall release Tenant from, or permit a delay in, excuse, or otherwise extend, the timely payment of Rent as such becomes due.

Notwithstanding anything in this Lease to the contrary, in the event any Governmental Shutdown Order (as defined below) continues for a period of more than 30 days, Tenant shall have the onetime right at any time during the Governmental Shutdown Order, upon prior advance written notice to Landlord, to defer the payment of Minimum Rent (“Deferred Base Rent”) until the Governmental Shutdown Order is lifted, for a maximum period of 90 days (the “Deferral Period”). The Deferred Base Rent does not include additional rental payments due under the Lease (e.g., real estate taxes, insurance, and common area charges) or utility charges which in both cases shall continue to be paid by Tenant pursuant to the terms of Lease (“Current Monthly Additional Rent Payment”). Tenant agrees to pay the Deferred Base Rent under the Lease to Landlord in six equal monthly installments (each a “Deferred Rent Payment”) on the first day of each month, commencing on the 90th day following the expiration of the Deferral Period and ending until paid in full. Notwithstanding Landlord’s agreement to forbear on the collection of the Deferred Base Rent, the Deferred Base Rent remains rental that was due for the Deferral Period and shall remain a rental obligation under the Lease. Tenant agrees to pay each Deferred Rent Payment to Landlord on the monthly payment dates set forth above in addition to Tenant’s regular monthly payments of rentals due under the Lease for such month. Tenant will not be charged interest on the unpaid Deferred Base Rent during such 6-month period.  As of the effective date of this Lease, each party acknowledges and agrees that a Governmental Shutdown Order is not currently in place. For purposes of this paragraph, a Governmental Shutdown Order shall mean an order of a governmental authority having jurisdiction over the Shopping Center that requires the Tenant to cease the operation of its business.

In the event of any default or breach in the payment of any Deferred Base Rent Payment, or Current Monthly Additional Rent Payment as provided herein, Landlord shall have the immediate right to accelerate the obligation to pay, and require the immediate repayment of, the full balance of all unpaid Deferred Base Rent with respect to the Lease, without further notice or cure period, of any nature, or demand to Tenant and to the extent not paid by Tenant, then Landlord may thereafter exercise any and all other rights or remedies for a rental/payment default as set forth in the Lease. Further, Tenant’s failure with respect to any Lease to timely pay any Deferred Rent Payment and/or Current Monthly Additional Rent Payment to Landlord in accordance with this Lease shall constitute a monetary/rent default and breach under the Lease with respect to which Tenant failed to timely make such Current Monthly Additional Rent Payment or Deferred Base Rent Payment and giving rise to Landlord’s right to exercise any and all of its rights or remedies under such Lease or the laws of the state in which the leased premises is situated with respect to such monetary/rent default. In case of breach by Tenant of any covenants or undertakings of Tenant under the Lease, Landlord nevertheless may accept from Tenant any payment without in any way waiving Landlord’s right to exercise the rights provided in the Lease by reason of any other breach or lapse which was in existence at the time such payment or payments were accepted by Landlord.

36.	Partial Invalidity. If any provision of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby; and each other provision of this Lease shall be valid and enforced to the full extent permitted by law.

37.	Estoppel Certificate. Tenant shall, within 15 days after a request from Landlord, execute and deliver a certificate certifying (to the extent true): (i) that this Lease is in full force and effect; (ii) a statement of the Possession Date, Rent Commencement Date, and Expiration Date; (iii) that Landlord is not then in default of this Lease; and (iv) such other matters as customarily are included in such certificates as may be reasonably requested by Landlord. Any such certificate may be relied upon by Landlord, any successor of Landlord, any mortgagee of Landlord, or any purchaser of the Shopping Center.

38.	Waiver and Consent. The rights and remedies given to Landlord and Tenant in this Lease are distinct, separate, and cumulative; and the exercise of any of them shall not be deemed to exclude either party’s right to exercise any of the others. The waiver by Landlord or Tenant of any breach shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, or condition of this Lease, or of such party’s right to enforce the same in the future. The acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant regardless of Landlord’s knowledge of such breach. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver be in writing. No waiver by Landlord in respect to other tenants shall be deemed to constitute a waiver in favor of Tenant. Whenever Landlord’s consent is required under this Lease, such consent may be withheld by Landlord in Landlord’s sole discretion unless a different standard expressly is stated. If a court finds that Landlord wrongfully withheld its consent, the sole result of such finding shall be Landlord’s deemed consent to the requested matter and Landlord shall not be liable to Tenant for any damages arising from the withholding of any consent.

39.	Recovery. If Landlord is found liable or obligated to Tenant for any reason under this Lease, then Landlord shall be liable to Tenant only for Tenant’s actual, direct damages; and in no event shall Landlord be liable to Tenant for lost sales or profits or any indirect, speculative, punitive, or consequential damages. Tenant shall look solely to the estate and property of Landlord in the Shopping Center. If Tenant is found liable or obligated to Landlord for any reason under this Lease, then Tenant shall be liable to Landlord only for Landlord’s actual, direct damages; and in no event shall Tenant be liable to Landlord for lost sales or profits or any indirect, speculative, punitive, or consequential damages.

40.	Successors. All rights and liabilities herein given to, or imposed upon, Landlord and Tenant shall extend to and bind the respective heirs, executors, administrators, successors, and assigns. No rights, however, shall inure to any assignee of Tenant made in violation of Section 22. In the event of any sale or transfer of Landlord’s interest in the Shopping Center, the Premises, or this Lease (except as collateral security for a loan), upon such transfer and assumption by the assignee, Landlord will be released from all liability and obligations hereunder from and after the date of the assignee’s assumption of this Lease.

41.	Confidentiality. Except to the extent required by law, including by subpoena, Tenant shall not disclose the terms and conditions of this Lease to anyone except for Tenant’s attorneys, accountants, brokers, employees and existing or prospective financial partners. Notwithstanding anything to the contrary herein, Landlord and Tenant shall each have the right to make disclosures of the terms of this Lease (a) to the extent required by legal requirements, (b) to the extent reasonably required to enforce such party’s rights hereunder, (c) to the extent reasonably necessary in connection with such party’s financing, selling, leasing, or otherwise transferring or capitalizing its assets or its business (or any such transaction consummated by such party’s affiliate) (including, without limitation, disclosures that are reasonably necessary to comply with rules of the Securities and Exchange Commission or any stock exchange), (d) to the extent reasonably required in connection with such party’s books and records being audited, (e) to the extent reasonably required in constructing, operating, maintaining, repairing or restoring the Premises or the other portions of the Shopping Center, and (f) pursuant to a press release which has been approved by both parties.

(a)	Landlord acknowledges and agrees that from time to time during the Term, Landlord, its representatives or assigns may be exposed to, or have access to, sensitive personal information related to Tenant’s donors. To protect such personal information, Tenant shall have the right to restrict access to the portions of the Premises where donor records and other personal information are kept or stored. Landlord hereby agrees that, notwithstanding the rights granted to Landlord under this Lease, except when accompanied by an authorized representative of Tenant, neither Landlord nor its employees, agents, representatives or contractors shall be permitted to enter those areas of the Premises designated by Tenant as locations where sensitive donor records and other personal information are kept and/or stored. Landlord agrees that it will not use or disclose any such personal information for any purpose unless required by a court of competent jurisdiction or a governmental authority.

(b)	Landlord shall preserve any Confidential Information of or pertaining to Tenant and shall not, without first obtaining Tenant’s prior written consent, disclose to any person or organization, or use for its own benefit, any Confidential Information of or pertaining to Tenant during and after the Term, unless such Confidential Information is required to be disclosed by a court of competent jurisdiction or by any governmental authority. As used herein, the term “Confidential Information” shall mean any business, financial, personal or technical information relating to the business or other activities of Tenant that Landlord obtains in connection with this Lease.

42.	REIT Qualification. Tenant shall cooperate with Landlord, at Landlord’s cost, so that the Rent under this Lease continues to qualify as “rents from real property” as defined in Section 856(d) of the Internal Revenue Code and related Treasury Regulations. Such cooperation includes amending this Lease as necessary provided there is no increase in Tenant’s financial obligations to Landlord nor change in Tenant’s Permitted Use.

43.	End of Term. At the Expiration Date or sooner termination of this Lease, Tenant shall quit and surrender the Premises in broom clean condition, reasonable wear and tear and casualty excepted. Tenant will perform repairs, if any are required, so that the HVAC, electrical, and plumbing systems serving the Premises are in the condition required by this Lease. Tenant shall remove all of Tenant’s signs, inventory, furniture, trade fixtures, equipment, and other personal property from the Premises in a careful and prudent manner; and repair any damage caused thereby. All property remaining in the Premises on or after the Expiration Date (or sooner termination date) shall become the property of Landlord without payment from Landlord. Tenant shall be liable for the cost of removal and other charges to dispose of, or at Landlord’s option, to store such property. If Tenant fails to vacate the Premises in condition required by this Section, then such hold-over shall be a tenancy-at-sufferance only. For each day Tenant holds-over, Tenant shall pay to Landlord a use/occupancy charge equal to [*****] of the annual Minimum Rent payable as of the Expiration Date plus all Additional Rent (annualized based upon Tenant’s then-current payments) divided by 360. In addition, and without prejudice to all of Landlord’s rights and remedies at law or in equity against Tenant, Tenant shall indemnify Landlord against any loss or liability resulting from Tenant’s delay in surrendering the Premises on the Expiration Date (or sooner termination date). Tenant’s obligation to observe or perform the covenants contained in this Section shall survive the expiration or earlier termination of the Term.

44.	Entire Agreement. Landlord and Tenant represent and warrant to each other that their respective signatories are authorized to sign this Lease on such party’s behalf. This Lease and the exhibits, riders, and/or addenda attached hereto, if any, set forth the parties’ entire agreement. All negotiations, representations, and understandings between the parties are merged, incorporated into, and set forth in this Lease. This Lease may be modified/amended only by written agreement of the parties. In entering into this Lease, each party represents and warrants to the other that it is not relying upon any statement, opinion, or representation made by the other party except as expressly set forth in this Lease. This Lease may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single document. The execution of this Lease by digital signature (e.g., stylus/pen, digital image, or digital signature (e.g., DocuSign®)) and/or delivery by electronic means (e.g., email, facsimile, DocuSign shall be valid and binding as between the parties for all purposes under this Lease and applicable law and rules of evidence with the same force and effect as if the parties had exchanged original executed documents by hand. If required, each party shall take such curative action required to remedy any defect in the execution and delivery of this Lease. Once executed by both parties, this Lease shall be effective and binding as of the Effective Date; and all terms, conditions, and provisions herein shall be binding upon and shall inure to the benefit of the parties, their legal representatives, successors, and assigns. Tenant shall not record this Lease or any memorandum thereof.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:	BRIXMOR HOLDINGS 12 SPE, LLC,
a Delaware limited liability company

By:
Brian Finnegan
Executive Vice President, Chief Revenue Officer

TENANT:	KAMADA PLASMA, LLC,
a Delaware limited liability company

By:

Name:

Title:

Date:

EXHIBIT A: SITE PLAN

NORTHSHORE WEST

[****]

EXHIBIT B: LANDLORD’S WORK

All work to be performed by Landlord in order to prepare the Premises for Tenant’s occupancy (hereinafter (“Landlord’s Work”) is as follows and shall be performed prior to the Possession Date:

Landlord shall deliver the Premises free from all Hazardous Materials including, but not limited to, the following: 1) remediate asbestos and/or lead paint, and mitigate any mold, PCB’s or any other hazardous materials as required by law within the Premises prior to delivery of the Premises to Tenant; 2) provide the Common Areas with lighting per Code, and ADA compliance per TDLR related to path for travel from the Premises to designated accessibility parking stalls, as well as path of travel from the Premises to the public right of way; and 3) perform those items listed on Exhibit B-1 attached hereto. Landlord shall provide Tenant with an ACM survey and closure report, if applicable.

Landlord shall perform Landlord’s Work at Landlord’s sole cost and expense.

EXHIBIT B-1: LANDLORD’S WORK LETTER

Landlord shall provide (at its sole cost) all of the following improvements in the Premises per applicable Code and Tenant’s approved plans.

●	LANDLORD’S DEMOLITION WORK:

○	Landlord shall remove and dispose of any/all previous tenant installations including roof top equipment, furniture, trade fixtures, equipment, interior partitions, floor coverings, ceilings, lighting, fixtures, equipment, vents, satellite dishes and other systems or components thereof that will not be reused by Tenant pursuant to Tenant’s Final Plans, delivering the Premises in broom clean condition.

○	Please leave all HVAC components in place and working. Due to long lead times, Tenant may use these items temporarily until they have a chance to replace with new.

●	ROOF:

○	Furnish and install watertight, insulated and structurally sound (capable of supporting all Tenant loads above and below structure) roof system with all applicable warranties in effect.

●	ROOF ACCESS:

○	Tenant, at Tenant’s sole cost, to install roof access ladder inside the space.

●	CEILING:

○	Provide an open structure above.

●	REAR EXIT DOOR:

○	AS-IS.

●	VEHICLE DELIVERY ACCESS:

○	AS-IS.

●	FLOOR:

○	The Construction Allowance (defined below) includes the amount of [*****]/sf in order for Tenant to complete this item (i.e., slab work).

●	ELECTRICAL:

○	AS-IS.

●	WATER:

○	AS-IS.

●	GAS:

○	AS-IS.

●	SEWER:

○	AS-IS.

●	IMPACT FEES:

○	Shall be borne by the Tenant if applicable.

●	SPRINKLER:

○	The Construction Allowance includes the amount of [*****]/sf for Tenant to complete this work (i.e., installation of a sprinkler system).

●	TRASH/RECYCLING:

○	Provide a clean, well-lit area for a code compliant trash enclosure for Tenant’s use. Enclosure and surrounding pad to meet all applicable codes for access and requirements of the waste and recycling removal service company. Existing to remain.

●	BUILDING ENVELOPE:

○	Landlord shall deliver structurally sound and watertight.

EXHIBIT C: PYLON SIGN

[*****]

EXHIBIT D

CRITICAL VENDORS

[*****]

EXHIBIT E: Shopping Center Exclusives and Restrictions

[*****]

SIGN CRITERIA

FOR BRIXMOR PROPERTIES

Sign Criteria – New Lease & Renewals

Sign submissions should be sent to your property manager for review and approval.

The design and location of all signs must be approved in writing by Landlord and shall be subject to Landlord’s sole discretion as to design, size and location. Tenant shall submit sign working drawings to Landlord. No sign shall be installed until Landlord’s written approval has been obtained by Tenant. The working drawings must indicate the following:

a)	The type and sizes of all lettering.

b)	Elevation view of storefront showing sign (drawn to accurate scale) with dimensions of height of letters and length of sign.

c)	A section through the sign showing its construction.

d)	Colors, finishes and types of all materials.

e)	Wattage and light intensity.

f)	Location of all penetrations for conduit and sleeves, etc. required for sign installation.

Banners and window graphics are prohibited unless approved in writing by Landlord. Banners, if approved, may remain up for no more than 30 days. This includes “Coming Soon,” “Now Hiring,” and “Now Open,” banners. Banners must be secured at all 4 corners and remain level and taut. Tenant is responsible for repairs to the building or façade due to damaged caused by any banner installation.

Prohibited signs:

Moving Signs	Vehicles that advertise a business
free standing	Any item placed in common areas
portable signs	Flags
human signs “twirlers”	Bandit/Stake signs
Neon or LED rope lights	Searchlights
Flashing	Inflatables

Roof Mounted

The sign contractor and tenant shall be held liable and shall bear all cost for removal and or correction of signs, sign installation and damage by signs that do not conform to the sign criteria as set forth in these Sign Criteria and the approved sign drawings. The sign contractor and Tenant shall also be liable for repairs of any damage caused by installation of Tenants sign.

EXHIBIT F

SIGN CRITERIA
FOR BRIXMOR PROPERTIES

Criteria:

1.	Only signs that have individual interior-lighted letters, carry Underwriters Laboratory (UL) rating, use a photo cell for power, and have an exterior on / off switch will be permitted. Signs with exposed neon tubing or exposed lamps or any exposed sign illumination or illuminated sign cabinets or modules or “box” signs or signs of the flashing, rotating, moving, blinking or animated type are not permitted.

2.	Sign drawings must include a photo of the actual building exterior or rendering with the proposed sign superimposed on the building. Tenant’s sign company shall field verify all measurements.

3.	Drawing must include the dimensions of the proposed sign and the dimensions of the building façade / exterior where sign will be placed.

4.	The style and font of all letters on Tenants signs must be approved by Landlord prior to installation.

5.	Logos, insignias, crests, brand names, shields, etc. are at Landlords sole discretion. Some centers do not allow colored letters or logos.

6.	Signs shall be controlled by Tenants photocell and shall be timed to go off at dawn and on at dusk. Tenants sign may not be controlled solely by a time clock.

7.	No labels will be permitted on the exposed surface of the signs except those required by local ordinance which shall be applied in an inconspicuous location.

8.	All signs must be in the English language unless approved by the Landlord.

9.	Box, can and some raceway sign (select markets) mountings are prohibited.

10.	Tenant must have a permanent sign installed no later than sixty (60) days after their opening date. Landlord shall have the right to fine Tenant [*****] per day for any missing building signage.

11.	Tenant agrees to keep all signage in good working condition. If any letters fade, peel and or are damaged, Tenant agrees to replace the sign at their sole cost. If Tenant fails to maintain any part of their signage, Landlord shall have the right to repair or replace the signage and bill the tenant. If Landlord notifies the Tenant of a defect and Tenant fails to make the repair within 30 days after receiving notice, the Landlord shall have the right to make the repair and bill the Tenant for the cost plus a [*****] admin fee.

EXHIBIT F

SIGN CRITERIA
FOR BRIXMOR PROPERTIES

Graphics:

1.	Maximum horizontal length or span of sign shall not exceed 80% of the width of the usable storefront. Storefront width applies to one (1) surface material. If the width of the storefront contains more than one building/façade material, the Tenant shall use only one building/façade material width to determine 80%. No sign may cover two different façade surfaces.

2.	The sign shall be centered on the assigned surface at Landlords discretion.

3.	Minimum stroke of letters shall be 2”.

4.	Signs shall consist of individual illuminated channel letters with a 5” return, mounted on a 2” x 7” wire way.

5.	For premises smaller than 3,000 sf Tenants must use letters 24” in height.

6.	For premises larger than 3,000 sf, letters must be a minimum of 24” in height and shall not exceed 36” in height.

Sign Construction

1.	Border / Backing Plate / Silhouette: All signs shall utilize a 3” border around all sign copy fabricated and installed as per the attached Exhibit F-1.

●	Color: Dark Bronze #313

●	The wire way / raceway must not be visible from the front of the sign.

2.	Acrylic Faces:

●	3/16” minimum thickness

●	Color: Plexiglas White – 7328 (Rohm & Haas)

3.	LED

●	One row of LED modules for letters less than 4”; two rows of LED modules for stroke 4” or more, but less than 9”, three rows of LED modules for 9” or more

●	Color: 6400k LED White

4.	Sign Mounting

●	The letters should be flush mounted on the 2“x7” wire way as per the attached exhibit F-1; color of wire way shall match the color of the fascia.

●	One (1) sign permitted per storefront façade.

5.	Return

●	Aluminum

●	Finish: Industrialized Enamel

●	Color: Dark Bronze #313

●	Mounted flush to the wire way per the attached Exhibit F-1

●	Color of trim cap connecting acrylic face to match color of the return, Dark Bronze #313.

●	Backing / back plate / silhouette – should all be the same color as the return.

6.	Transformers

●	Located behind the fascia per the attached Exhibit F-1

●	60 MA minimum

EXHIBIT F

SIGN CRITERIA
FOR BRIXMOR PROPERTIES

[*****]

RIDER

This sets forth the Rider to the within Lease by and between BRIXMOR HOLDINGS 12 SPE, LLC, a Delaware limited liability company and KAMADA PLASMA, LLC, a Delaware limited liability company d/b/a Kamada Plasma, for certain premises located at the Northshore West in Houston, Texas; and is made a part of the Lease as if fully incorporated into the body thereof.

45.	Option to Extend the Term. Provided no Event of Default exists, then Tenant may elect to extend the term of this Lease for two consecutive periods of 60 months each, exercisable by delivering written notice to Landlord no later than 180 days before the expiration of the Term (or then-current Option Term, as the case may be); the time for delivery of such notice being of the essence. The option terms shall be on the same terms provided in this Lease (except for obligations that have been performed or provisions that no longer are applicable). Tenant shall exercise Tenant’s options, if at all, by serving written notice upon Landlord within the time specified above and otherwise in accordance with this Lease. If Tenant does not timely exercise Tenant’s option within the time set forth above, then such option automatically shall expire.

46.	Exclusive Use. Provided Tenant is open and operating the Premises for the Permitted Use and is not otherwise in default of this Lease beyond any applicable notice and grace period, Landlord agrees not to lease any other space in the Shopping Center for the principal business of a blood plasma donation center. This exclusive shall not apply to: (i) any leases, licenses, or other occupancy agreements existing as of the Effective Date, nor to any renewals, extensions, relocations, or expansions thereof/under such leases (collectively, “Existing Leases”) provided, however, that if Landlord has such discretion, Landlord shall not consent to any change in use that would violate Tenant’s exclusive hereunder; (ii) any occupant of the Shopping Center, including their predecessors, successors, assigns, and/or subtenants, under any Existing Lease; or (iii) any replacement tenant (meaning an occupant using space for substantially the same use as under an Existing Lease even though the tenant entity or location in the Shopping Center may be different). If any premises (other than the Premises) shall be leased in violation hereof, Tenant shall notify Landlord in writing of such violation, and if such violation is not remedied within 60 days of Tenant’s notice, then Tenant thereafter shall have an abatement of 50% of the Minimum Rent payable hereunder commencing at the end of said 60 day period and continuing through the first anniversary of such date (the “Abatement Period”), which shall be Tenant’s sole and exclusive remedy. If the exclusive violation shall be remedied at any time prior to the expiration of the Abatement Period, then the Minimum Rent abatement granted hereunder shall cease as of such date; and Tenant shall resume the payment of the full Minimum Rent from that date forward. At the end of the Abatement Period, if the violation has not been remedied, Tenant may elect to either terminate this Lease or resume payment of the full Minimum Rent under this Lease. In the interest of clarity, Tenant shall continue to pay all Additional Rent payable hereunder during the Abatement Period. This Section shall be of no further force or effect in the event (i) any action or proceeding is commenced against Landlord under a federal or state anti-trust law or similar statute based on the foregoing restriction, or (ii) the restriction is held to be invalid or illegal by any court, statute or agency or is deemed to be contrary to public policy. Landlord further covenants that any lease, deed or other agreement hereafter executed by Landlord affecting the Shopping Center, will be subject to Tenant’s exclusive use.

47.	Construction Allowance. Landlord shall reimburse Tenant up to [*****] (“Construction Allowance”) for the cost to build-out the Premises and install the leasehold improvements. Landlord shall pay Tenant the Construction Allowance within 30 days after receipt of Tenant’s written request for payment, which request may not be delivered any sooner than the date Tenant has opened for the business in the Premises under the Trade Name and paid the first month’s Rent (excluding any rent deposit made hereunder). Tenant’s application shall include the following:

(i)	final/unconditional releases or lien waivers from Tenant’s general contractor, subcontractors, and suppliers on the form required by law;

(ii)	a sworn affidavit from Tenant’s general contractor identifying all subcontractors and suppliers and the amounts owed and paid to each;

(iii)	Tenant’s general contractor’s Application for Payment on an AIA form and Lien Waiver on the form required by law;

(iv)	Tenant’s Subcontractors’/Materialmen’s Application for Payment and Lien Waiver (to be submitted for each subcontractor or supplier whose contracts/requisitions exceed [*****] on an AIA form or such other form required by law);

(v)	Architect’s Certificate of Substantial Completion (if applicable) on an AIA form or such other form approved by Landlord;

(vi)	Certificate of Occupancy (temporary as applicable);

(vii)	a set of as-built drawings of the Premises in CAD file format;

(viii)	Tenant’s Form W-9; and

(ix)	a letter from the TDLR indicating compliance with the Texas Architectural Barriers Act, Article 9102, Texas Civil Statutes (for purposes hereof, compliance means that either no violations exist or that any violations have been remedied to the satisfaction of the TDLR).

Tenant shall supply either originals or counterparts of the foregoing documents. Tenant shall submit Tenant’s application for payment to: Tenant Allowance Coordinator, Brixmor Property Group, 200 Ridge Pike, Suite 100, Conshohocken, PA  19428. (To expedite, Tenant may submit Tenant’s request via email to tacoordinator@brixmor.com provided Tenant follows-up said email with a hard copy via U.S. Mail or overnight carrier service.) Tenant shall provide such additional evidence as Landlord may reasonably request in support of Tenant’s costs. Recognizing Landlord’s need to close timely Landlord’s financial books and records, if Tenant has not satisfied all the conditions for payment of the Construction Allowance by the 365th day from the Rent Commencement Date then, as of such day, Tenant waives any and all rights to the payment of the Construction Allowance. If Tenant is in default of this Lease beyond applicable notice and cure periods, then Landlord may withhold payment of the Construction Allowance until such time as Tenant cures the default or Landlord accepts Tenant’s cure. Prior to the payment of the Construction Allowance, if Landlord has terminated this Lease due to an Event of Default by Tenant, then Landlord’s obligation to pay Tenant the Construction Allowance also shall terminate. If Tenant shall be a debtor in bankruptcy under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”), then Landlord may defer payment of any Construction Allowance until after such time as the United States Bankruptcy Court has approved Tenant’s assumption of this Lease on a final and non-appealable basis. Landlord shall be the legal title and beneficial owner of all improvements that are acquired with or funded by the Construction Allowance. Each party shall prepare its federal, state and local income tax forms and schedules, and calculate taxable income, in a manner consistent with Landlord’s ownership of such improvements for all taxable years. Any question as to whether a cost qualifies as reimbursable leasehold improvement shall be governed by the Internal Revenue Code, the related IRS regulations, applicable case law, and Internal Revenue Service guidance. The provisions of this Section shall survive the termination of this Lease.

48.	Waiver of Texas Deceptive Trade Practices Act. Tenant hereby waives all its rights under the Texas Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et. seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Tenant’s own selections, Tenant voluntarily consents to this waiver.

49.	Intentionally deleted.

50.	Medical Provisions.

(a)	Installation, Insulation, and Filtering For Electronic, Electromagnetic, and X-Ray Machines. No X-ray machines or other electrical or electronic or electromagnetic or other similar or dissimilar medical equipment or machines or devices now existing or hereafter invented shall be installed or used in the Premises unless installed completely at Tenant’s sole cost and expense, in accordance with all the terms and conditions of this Lease, including, without limitation, rules and regulations and requirements of the local board of fire underwriters, the local fire insurance exchange and all federal, state and municipal governmental and quasi-governmental authorities having jurisdiction thereof, and, not unless the same is properly electrically filtered and insulated so that there is no interference in the Premises with telephonic, video, fiber optic, data processing, radio, television or other similar or dissimilar communication, transmission or reception whether now existing or hereafter invented. All walls, ceilings, floors and doors of any room used for examination, diagnosis, testing, or therapy shall be properly shielded and shall comply with all rules, regulations, ordinances and other requirements from time to time in effect whether now or in the future of any and all Federal, State and Municipal authorities having jurisdiction thereof.

(b)	Disturbance of Other Tenants. Tenant covenants and agrees not to suffer, allow or permit any offensive or obnoxious vibration, noise, odor or other undesirable effect to emanate from the Premises, or any machine or other installation therein, or otherwise suffer, allow or permit the same to constitute a disturbance to occupants of the building.

(c)	Electrical and Plumbing System. Tenant covenants and agrees that Tenant’s medical equipment does not need extraordinarily high voltage and the existing electrical system will be sufficient voltage for its equipment. Tenant further covenants and agrees that Tenant’s medical equipment does not need special plumbing requirements and the existing plumbing system will not overburden Landlord’s plumbing system capacity.

(d)	Installation of Heavy Equipment. Tenant shall not install in the Premises any heavy equipment (i.e., x-ray machines) without written consent from Landlord.

(e)	Medical Waste. Tenant covenants and agrees that the storage, handling, removal and disposal of all medical waste matter at or from the Premises shall be done in compliance with all applicable laws and/or legal requirements now or hereafter existing and shall be performed by Tenant at Tenant’s sole cost and expense.

(f)	Additional Liability Insurance. Tenant shall carry liability insurance that covers claims resulting from medical waste storage or disposal naming Landlord, its affiliates and/or managers as additional insured. Tenant shall also carry employer’s liability insurance naming Landlord, its affiliates and/or managers as additional insured.

(g)	Medical License. Tenant represents that it is and will, at all times during the Lease Term, be licensed to conduct the business contemplated and carried on in the Premises pursuant to the Permitted Use and Tenant agrees to maintain at all times, at its sole cost and expense, all requisite permits and/or licenses in connection therewith.

51.	Right to Pledge. Notwithstanding anything to the contrary, Tenant shall have the right to pledge its leasehold interest and any of Tenant’s property that is provided or financed by a third-party lender or vendor holding a purchase money lien on such property and Landlord agrees to promptly execute such documents as may reasonably be requested from any such third-party lender or vendor to evidence Landlord’s waiver of its lien rights in such property.

52.	Satellite Dish or Antenna. Tenant, at Tenant’s sole cost and expense, shall have the right to install, operate, maintain, repair, replace and remove a satellite dish or antenna (together with all necessary related cables and equipment, the “Dish”) at the Premises subject to the following terms, conditions and limitations: (i) the location of the Dish shall be on the roof of the Premises or such other location at the Shopping Center as Landlord shall reasonably direct (so long as such location provides for clear reception and transmission of signals) and Tenant agrees that in the event Landlord expands or reconfigures the Shopping Center so as to require the relocation of the Dish, Tenant agrees to relocate same, at its sole cost and expense, to a new location at the Shopping Center reasonably designated by Landlord (so long as such location provides for clear reception and transmission of signals); (ii) installation, operation, maintenance, repair, replacement and removal of the Dish and related equipment, and any attendant costs and expenses, including without limitation electric utility costs, shall be the sole responsibility of Tenant; (iii) if any roof penetrations are required in connection with the Dish, at Landlord’s option such work shall be performed as follows: (a) by Landlord or its contractor, at Tenant’s sole cost, payable upon demand as additional rent, or (b) by Tenant’s contractor previously approved in writing by Landlord, subject to Landlord’s supervision and inspection of work; (iv) any roof penetrations shall not invalidate any warranty applicable to the roof and Tenant agrees to indemnify, defend and hold Landlord harmless against any and all reasonable costs and expenses incurred by Landlord in connection with such an invalidation; (v) if required by Landlord, Tenant shall screen the Dish by providing fencing, screening material or landscaping reasonably satisfactory to Landlord; (vi) Tenant shall obtain and maintain, at all times during the term of the Lease, any permit, license or approval required by any governmental or regulatory body having jurisdiction over the installation, operation, maintenance, repair, replacement or removal of the Dish and upon Landlord’s request, shall deliver evidence of same to Landlord; (vii) Tenant shall install, operate, maintain, repair, replace and remove the Dish in strict compliance with all applicable laws, ordinances, regulations, rules, orders and directives of any governmental or regulatory body having jurisdiction over any such activity and the terms and conditions of any permit, license or approval concerning the Dish; (viii) Tenant’s installation or operation of the Dish shall not materially interfere with the operation of any other transmission or receiving device at or in the vicinity of the Shopping Center present at the time of installation. In the event of such interference, upon notice from Landlord, Tenant shall cease using or operating the Dish and take all steps necessary to eliminate such interference before resuming its use or operation; (ix) the Dish shall be used and operated by and for Tenant and not by or for the benefit of any other person or entity, solely for purposes of carrying out and facilitating Tenant’s business operations at the Premises as permitted and limited under the Lease, and for no other purpose; (x) Tenant shall give Landlord reasonable prior notice of the Tenant’s need to access the Dish for service, except in the case of an emergency; (xi) Tenant shall repair to Landlord’s satisfaction all damage to the Premises or any other part of the Shopping Center (including but not limited to the building roof) resulting from Tenant’s installation, operation, maintenance, repair, replacement and removal of the Dish; (xii) Tenant agrees to indemnify, defend and hold harmless Landlord from any costs, liabilities or damages arising from or caused by the installation, use or existence of said Roof Equipment; and (xiii) at the expiration or earlier termination of the Lease, Tenant shall remove the Dish and repair any and all damage caused by such removal.

GUARANTY

FOR VALUE RECEIVED and in consideration of, and as an inducement for the execution and delivery of the within Lease of even date by and between BRIXMOR HOLDINGS 12 SPE, LLC, a Delaware limited liability company and KAMADA PLASMA, LLC, a Delaware limited liability company d/b/a Kamada Plasma, for certain premises at the Northshore West in Houston, Texas, the undersigned, KAMADA, INC., a Delaware corporation of 221 River St, 9th Floor, Hoboken, NJ 07030 (the “Guarantor”) hereby guarantees to Landlord, its heirs, executors, administrators, successors and assigns, the full and prompt payment of Rent, including, but not limited to, any and all other sums and charges payable by Tenant or the then-holder of the Tenant’s interest under the Lease including Tenant’s heirs, executors, administrators, successors, assigns (subject to the terms of the Lease), or by operation of law or other transfer (individually and collectively, the “Tenant”), and hereby further guarantees the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant under the Lease; and Guarantor hereby covenants and agrees to and with Landlord that if a default shall at any time be made by Tenant, in the payment of the Rent and/or any other such sums and charges payable by Tenant under the Lease, or if Tenant should default in the performance and observance of any of the terms, covenants, provisions or conditions contained in the Lease, after the expiration of applicable notice and cure periods, Guarantor shall and will forthwith pay such rent and other such sums and charges to Landlord, and any arrears thereof, and shall, and will, forthwith pay to Landlord all damages that may arise in consequence of any default by Tenant under the Lease, including, without limitation, all reasonable attorneys’ fees and disbursements incurred by Landlord or caused by any such default and/or by the enforcement of this Guaranty. The Lease is incorporated herein by reference; and unless specifically defined herein, all capitalized terms used in this Guaranty shall have the same meaning as the capitalized terms in the Lease.

This Guaranty is an absolute and unconditional irrevocable Guaranty of payment and of performance. It shall be enforceable against Guarantor, without the necessity for any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, and without necessity of any notice of nonpayment, nonperformance or nonobservance or of any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion, or the failure to assert, by Landlord against Tenant, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease.

This Guaranty shall be a continuing Guaranty and shall continue to apply through all amendments, modifications, renewals and/or extensions of the Lease. The liability of Guarantor hereunder shall in no way be affected, modified, or diminished by reason of an assignment (subject to the terms of the Lease), subletting, merger, or other transfer of the Lease, or by reason of any renewal, modification or extension of the Lease, or by reason of any modification or waiver of or change in any terms, covenants, conditions or provisions of the Lease between Landlord and Tenant, or by reason of an extension of time that may be granted by Landlord to Tenant, or by reason of any dealings or transactions between Landlord and Tenant, whether or not notice thereof is given to Guarantor. All of Landlord’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others. This Guaranty shall be construed in accordance with the laws of the State of Texas.

Provided Tenant has performed all of Tenant’s covenants and obligations under the Lease and Guarantor has performed all of Guarantor’s covenants and obligations under this Guaranty, then effective on the sixth anniversary of the Rent Commencement Date, Guarantor’s liability under this Guaranty shall be limited to: an amount equal to twelve months’ of Minimum Rent and Additional Rent based upon the prevailing rates at the time of demand; plus all interest and late fees on any past due amount owed to Landlord pursuant to the Lease; plus all collection costs incurred by Landlord in enforcing the Lease and/or this Guaranty, including without limitation attorneys’ fees and expenses.

This Guaranty may be executed in multiple counterparts, each of which shall constitute one agreement, even though all parties do not sign the same counterpart. The signature pages taken from separate individually executed counterparts of this Guaranty may be combined to form multiple fully executed counterparts; and the delivery (i.e., the transmission by either party) of his, her or its signature on an original or any copy of this Guaranty (1) in electronic photostatic format (e.g., .pdf or .tiff file extension name) or similar format as an attachment to electronic mail (“email”), or (2) via electronic signature technology (e.g., DocuSign) shall be deemed to be the delivery by such party of his, her or its original signature hereon (and shall be treated in all respects as having the same effect as delivery of an original, so-called “wet ink” signature). All executed counterparts of this Guaranty shall be deemed to be originals, but all such counterparts, taken together or collectively, as the case may be, shall constitute one and the same agreement.

GUARANTOR:

KAMADA, INC., a Delaware corporation

By:

Name:

Title:

Date:

32